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                                                                 EXHIBIT (d)(9)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                   ENDORSEMENT

                    ALTERNATIVE CASH SURRENDER VALUE BENEFIT

Effective as of the Policy Date, the following provision is added to and made a part of the Cash Surrender Value and Partial Withdrawal Section of this policy:

You are eligible to receive the Alternative Cash Surrender Value provided that the policy has not been assigned, and that the Owner has not been changed, unless that change (1) was the result of a merger or acquisition and the Successor Owner was your wholly owned subsidiary or a corporation under which you were a wholly owned subsidiary on the date ownership changed, or (2) was to a Trust established by you for the purposes of providing employee benefits.

The Alternative Cash Surrender Value will be equal to the policy's Cash Value plus the Deferred Premium Load Account value less any policy debt through the date of surrender. The Deferred Premium Load Account value during the first Policy Year is equal to the cumulative Sales Expense Charge, State Tax Charge and Federal Tax Charge collected during the first Policy Year. Beginning on the first Policy Anniversary and continuing until the 8th Policy Anniversary, the Deferred Premium Load Account will be amortized monthly on a straight-line basis. The Deferred Premium Load Account value on each Monthly Deduction Day on or after the first Policy Anniversary will be equal to (a) plus (b) minus (c), where:

(a) is the value of the Deferred Premium Load Account as of the prior Monthly Deduction Day; and

(b) is the cumulative Sales Expense Charge, State Tax Charge and Federal Tax Charge collected since the last Monthly Deduction Day, including the current Monthly Deduction Day; and

(c) is the sum of (a) plus (b), divided by the number of Monthly Deduction Days remaining, including the current Monthly Deduction Day, until the 8th Policy Anniversary.

The value of the Deferred Premium Load Account is zero on or after the 8th Policy Anniversary or upon lapse of the policy.

The Alternative Cash Surrender Value is not available to support Monthly Deduction Charges or for purposes of a loan or partial withdrawal.







                                                    NEW YORK LIFE INSURANCE
                                                    AND ANNUITY CORPORATION

/s/ Catherine A. Marrion                           /s/ Frederick J. Sievert
------------------------                           ---------------------------
            SECRETARY                                             PRESIDENT